PRICING SUPPLEMENT dated May 28, 2026 (To Product Supplement No. WF2 dated March 25, 2025, Prospectus Supplement dated March 25, 2025 and Prospectus dated March 25, 2025)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-285508
Bank of Montreal Senior Medium-Term Notes, Series K ETF Linked Notes
Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030
■	Linked to the SPDR® Gold Trust (the “Underlier”)
■	Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes provide for a maturity payment amount that may be greater than or equal to the principal amount of the notes, depending on the performance of the Underlier from the starting value to the ending value. The maturity payment amount will reflect the following terms:
■	If the value of the Underlier increases, you will receive the principal amount plus a positive return equal to 100% of the percentage increase in the value of the Underlier from the starting value, subject to a maximum return at maturity of 35.70% of the principal amount. As a result of the maximum return, the maximum maturity payment amount will be $1,357.00
■	If the value of the Underlier remains flat or decreases, you will receive the principal amount, but you will not receive any positive return on your investment
■	Repayment of principal at maturity regardless of Underlier performance (subject to credit risk)
■	All payments on the notes are subject to the credit risk of Bank of Montreal, and you will have no ability to pursue the shares of the Underlier or any assets held by the Underlier for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

On the date of this pricing supplement, the estimated initial value of the notes is $953.02 per note. As discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Notes” in this pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-8 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-2 of the prospectus supplement and page 9 of the prospectus.

The notes are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the notes are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The notes are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

The notes are not bail-inable notes and are not subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Note	$1,000.00	$38.25	$961.75
Total	$1,146,000	$43,834.50	$1,102,165.50
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the notes and is acting as principal. See “Terms of the Notes—Agent” and “Estimated Value of the Notes” in this pricing supplement for further information.
(2)	In respect of certain notes sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $2.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Wells Fargo Securities

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

Terms of the Notes

Issuer:	Bank of Montreal.
Market Measure:	SPDR® Gold Trust (the “Underlier”) (Bloomberg ticker symbol: GLD).
Pricing Date:	May 28, 2026.
Issue Date:	June 2, 2026.
Original Offering Price:	$1,000 per note.
Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal:

•     if the ending value is greater than the starting value: $1,000 plus the lesser of:

(i) $1,000 × underlier return × upside participation rate; and

(ii) the maximum return; or

•     if the ending value is less than or equal to the starting value: $1,000

Stated Maturity Date:	May 31, 2030, subject to postponement. The notes are not subject to redemption by Bank of Montreal or repayment at the option of any holder of the notes prior to the stated maturity date.
Starting Value:	$412.77, the closing value of the Underlier on the pricing date.
Closing Value:	Closing value has the meaning assigned to “fund closing price” set forth under “General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Certain Definitions” in the accompanying product supplement. The closing value is subject to adjustment through the adjustment factor as described in the accompanying product supplement.
Ending Value:	The “ending value” will be the closing value of the Underlier on the calculation day.
Maximum Return:	The “maximum return” is 35.70% of the principal amount per note ($357.00 per note). As a result of the maximum return, the maximum maturity payment amount will be $1,357.00 per note.
Upside Participation Rate:	100%.
Underlier Return:	The “underlier return” is the percentage change from the starting value to the ending value, measured as follows: ending value – starting value starting value
Calculation Day:	May 28, 2030, subject to postponement.
Market Disruption Events and Postponement Provisions:

The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation day and the stated maturity date, see “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”).

PRS-2

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

Material Tax Consequences:	For a discussion of material U.S. federal income and certain estate tax consequences and Canadian federal income tax consequences of the ownership and disposition of the notes, see “United States Federal Income Tax Considerations” below and the sections of the product supplement entitled “United States Federal Income Tax Considerations” and “Canadian Federal Income Tax Consequences.”
Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. The agent will receive an agent discount of up to $38.25 per note. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $27.50 per note. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the agent discount that it receives to WFA as a distribution expense fee for each note sold by WFA.

In addition, in respect of certain notes sold in this offering, BMOCM may pay a fee of up to $2.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the notes. If WFS or any other dealer participating in the distribution of the notes or any of their affiliates conduct hedging activities for us in connection with the notes, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the notes to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06376KSM1

PRS-3

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

Additional Information About the Issuer and the Notes

You should read this pricing supplement together with product supplement no. WF2 dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025 for additional information about the notes. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. WF2 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004730/z321252424b2.htm

•	Prospectus Supplement and Prospectus dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

PRS-4

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

Estimated Value of the Notes

Our estimated initial value of the notes equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes is based on market conditions at the time it is calculated.

For more information about the estimated initial value of the notes, see “Selected Risk Considerations” below.

PRS-5

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:

▪	seek exposure to any upside performance of the Underlier, without exposure to any decline in the Underlier, by:

▪	participating at the upside participation rate in the upside performance of the Underlier if the ending value is greater than the starting value, subject to the maximum return at maturity; and

▪	providing for the repayment of the principal amount at maturity regardless of the performance of the Underlier (subject to the credit risk of Bank of Montreal);

▪	are willing to accept the risk that, if the ending value is less than or equal to the starting value, the notes will only pay the principal amount per note and they will not receive any positive return on the notes at maturity;

▪	are willing to forgo interest payments on the notes and dividends on the shares of the Underlier; and

▪	are willing to hold the notes until maturity.

The notes may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

▪	anticipate that the ending value will be less than or equal to the starting value, or are unwilling or unable to accept the risk that, if it is, the notes will only pay the principal amount per note at maturity and they will not receive any positive return on the notes at maturity;

▪	seek uncapped exposure to the upside performance of the Underlier;

▪	are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

▪	seek current income over the term of the notes;

▪	are unwilling to accept the risk of exposure to the Underlier;

▪	seek exposure to the Underlier but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the notes;

▪	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Underlier generally, or to the exposure to the Underlier that the notes provide specifically; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes. For more information about the Underlier, please see the section titled “The Underlier” below.

PRS-6

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

Selected Risk Considerations

The notes have complex features and investing in the notes will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of the risks relating to the notes generally in the “Risk Factors” section of the accompanying product supplement and prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the notes in light of your particular circumstances.

Risks Relating To The Notes Generally

You May Not Receive Any Positive Return On The Notes.

You will receive a positive return on the notes only if the ending value is greater than the starting value. Because the value of the Underlier will be subject to market fluctuations, the ending value may be less than the starting value, in which case the maturity payment amount will only be the principal amount of your notes. Even if the ending value is greater than the starting value, the maturity payment amount may only be slightly greater than the principal amount, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same stated maturity date.

Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Underlier.

Your return on the notes will be subject to the maximum return. The opportunity to participate in the possible increases in the value of the Underlier through an investment in the notes will be limited because any positive return on the notes will not exceed the maximum return. Therefore, your return on the notes may be lower than the return on a direct investment in the Underlier.

The Notes Do Not Pay Interest.

The notes will not pay any interest. Accordingly, you should not invest in the notes if you seek current income during the term of the notes.

The Notes Are Subject To Credit Risk.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the notes are subject to our creditworthiness and you will have no ability to pursue the shares of the Underlier or any assets held by the Underlier for payment. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations under the notes, you may not receive the amounts owed to you under the terms of the notes.

You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

If you are a U.S. investor in a note that is treated as a “contingent payment debt instrument” for U.S. federal income tax purposes, you generally will be required to recognize taxable income with respect to the note prior to its maturity, even though you will not receive any payment on the notes prior to maturity. In addition, your gain, if any, with respect to such notes generally will be treated as ordinary income rather than capital gain. See “United States Federal Income Tax Considerations” below and in the accompanying product supplement.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date may be postponed. For additional information, see “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement.

Risks Relating To The Estimated Value Of The Notes And Any Secondary Market

The Estimated Value Of The Notes On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The original offering price of the notes may exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the original offering price, but are not included in the estimated value. These costs will include any agent discount and selling concessions and the cost of hedging our obligations under the notes through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

PRS-8

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

The Terms Of The Notes Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the notes, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

Our initial estimated value of the notes was derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Underlier, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors discussed in the next risk factor. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your notes in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the notes at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the notes at any time up to the issue date or during the 4-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the notes that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 4-month period. WFS has advised us that, if you hold the notes through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the notes on your brokerage account statement. If you hold your notes through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS, WFA or any of their affiliates.

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by the then-current value of the Underlier, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are described in more detail in the accompanying product supplement, are expected to affect the value of the notes: performance of the Underlier; interest rates; volatility of the Underlier; time remaining to maturity; and dividend yields on the Underlier. When we refer to the “value” of your notes, we mean the value you could receive for your notes if you are able to sell them in the open market before the stated maturity date.

In addition to these factors, the value of the notes will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the value of the Underlier. Because numerous factors are expected to affect the value of the notes, changes in the value of the Underlier may not result in a comparable change in the value of the notes. We anticipate that the value of the notes will always be at a discount to the principal amount plus the maximum return.

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

PRS-9

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

Risks Relating To The Underlier

The Maturity Payment Amount Will Depend Upon The Performance Of The Underlier And Therefore The Notes Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Notes Is Not The Same As Investing In The Underlier. Investing in the notes is not equivalent to investing in the Underlier. As an investor in the notes, your return will not reflect the return you would realize if you actually owned and held the shares of the Underlier for a period similar to the term of the notes because you will not receive any dividend payments, distributions or any other payments paid on those shares. As a holder of the notes, you will not have any voting rights or any other rights that holders of the Underlier would have.

•	Historical Values Of The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Notes.

•	Changes That Affect The Underlier May Adversely Affect The Value Of The Notes And The Maturity Payment Amount.

•	We And Our Affiliates Have No Affiliation With The Underlier Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•	There Are Risks Associated With The Underlier.

•	Anti-Dilution Adjustments Relating To The Shares Of The Underlier Do Not Address Every Event That Could Affect Such Shares.

The Notes Are Subject To Risks Associated With Gold.

The investment objective of the Underlier is to reflect the performance of the price of gold bullion, less the expenses of the Underlier’s operations. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

The Performance And Market Value Of The Underlier, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of The Underlying Commodity As Well As The Net Asset Value Per Share.

The Underlier does not fully replicate the performance of gold bullion (the “underlying commodity”), due to the fees and expenses charged by the Underlier or by restrictions on access to the underlying commodity due to other circumstances. The Underlier does not generate any income, and as the Underlier regularly sells the underlying commodity to pay for ongoing expenses, the amount of the underlying commodity represented by each share gradually declines over time. The Underlier sells the underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of the underlying commodity. The sale by the Underlier of the underlying commodity to pay expenses at a time of low prices for the underlying commodity could adversely affect the value of the notes. Additionally, there is a risk that some or all of the Underlier’s holdings in the underlying commodity could be lost, damaged or stolen. Access to the underlying commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the Underlier and the underlying commodity. In addition, because the Underlier is traded on a securities exchange and is subject to market supply and investor demand, the market value of one share of the Underlier may differ from the net asset value per share of the Underlier.

During periods of market volatility, the underlying commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlier and the liquidity of the Underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlier. As a result, under these circumstances, the market value of shares of the Underlier may vary substantially from the net asset value per share of the Underlier. For all of the foregoing reasons, the performance of the Underlier may not correlate with the performance of the underlying commodity as well as the net asset value per share of the Underlier, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payments on the notes.

PRS-10

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

There Are Risks Relating To Commodities Trading On The London Bullion Market Association.

The investment objective of the Underlier is to reflect the performance of the price of gold bullion, less the expenses of the Underlier’s operations. The price of gold is determined by the London Bullion Market Association (“LBMA”) or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold price as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold price, which could adversely affect the value of the notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold price.

Suspensions, Limitations Or Disruptions Of Market Trading In The Commodity Markets May Adversely Affect The Value Of The Underlier.

The commodity markets, including the market for the underlying commodity, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. There is no limit on the amount by which the price of the underlying commodity may decline on a single day. These circumstances could adversely affect the price the Underlier and therefore, the value of the notes.

The Underlier Is Not An Investment Company Or Commodity Pool And Will Not Be Subject To Regulation Under The Investment Company Act Of 1940, As Amended, Or The Commodity Exchange Act.

Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

Single Commodity Prices Tend To Be More Volatile Than, And May Not Correlate With, The Prices Of Commodities Generally.

The Underlier is linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The underlying commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the notes carry greater risk and may be more volatile than notes linked to the prices of more commodities or a broad-based commodity index.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the notes. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the notes. BMOCM, which is our affiliate, will be the calculation agent for the notes. As calculation agent, BMOCM will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the notes. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the notes. See the sections entitled “General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Market Disruption Events” and “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the notes, and BMOCM’s determinations as calculation agent may adversely affect your return on the notes.

•	The estimated value of the notes was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the value of the Underlier.

PRS-11

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlier.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlier.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or other fee, creating a further incentive for the participating dealer to sell the notes to you.

PRS-12

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 principal amount note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting value. The hypothetical starting value of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting value. The actual starting value is set forth under “Terms of the Notes” above. For actual historical data of the Underlier, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the notes for $1,000 per note. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the notes.

Upside Participation Rate:	100%
Maximum Return:	35.70% or $357.00 per note
Hypothetical Starting Value:	$100.00

Hypothetical Payout Profile

PRS-13

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

Hypothetical Returns

Hypothetical ending value	Hypothetical underlier return(1)	Hypothetical maturity payment amount per note	Hypothetical pre-tax total rate of return(2)
$200.00	100.00%	$1,357.00	35.70%
$175.00	75.00%	$1,357.00	35.70%
$150.00	50.00%	$1,357.00	35.70%
$140.00	40.00%	$1,357.00	35.70%
$135.70	35.70%	$1,357.00	35.70%
$130.00	30.00%	$1,300.00	30.00%
$120.00	20.00%	$1,200.00	20.00%
$110.00	10.00%	$1,100.00	10.00%
$105.00	5.00%	$1,050.00	5.00%
$100.00	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$70.00	-30.00%	$1,000.00	0.00%
$60.00	-40.00%	$1,000.00	0.00%
$50.00	-50.00%	$1,000.00	0.00%
$25.00	-75.00%	$1,000.00	0.00%
$0.00	-100.00%	$1,000.00	0.00%

(1)	The underlier return is equal to the percentage change from the starting value to the ending value (i.e., the ending value minus the starting value, divided by the starting value).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per note to the principal amount of $1,000.

PRS-14

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

Hypothetical Examples

Example 1. Maturity payment amount is greater than the principal amount and reflects a return that is less than the maximum return:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical ending value:	$110.00
Hypothetical underlier return:	10.00%

Because the hypothetical ending value is greater than the hypothetical starting value, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i)        $1,000 × underlier return × upside participation rate

$1,000 × 10.00% × 100.00%

= $100.00; and

(ii)        the maximum return of $357.00

On the stated maturity date, you would receive $1,100.00 per note.

Example 2. Maturity payment amount is greater than the principal amount and reflects a return equal to the maximum return:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical ending value:	$150.00
Hypothetical underlier return:	50.00%

Because the hypothetical ending value is greater than the hypothetical starting value, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i)        $1,000 × underlier return × upside participation rate

$1,000 × 50.00% × 100.00%

= $500.00; and

(ii)        the maximum return of $357.00

On the stated maturity date, you would receive $1,357.00 per note, which is the maximum maturity payment amount.

PRS-15

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

Example 3. Maturity payment amount is equal to the principal amount:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical ending value:	$50.00
Hypothetical underlier return:	-50.00%

Because the hypothetical ending value is less than the hypothetical starting value, the maturity payment amount per note would equal the principal amount.

On the stated maturity date, you would receive $1,000.00 per note.

This example illustrates that the notes provide for the repayment of the principal amount at maturity even in scenarios in which the value of the Underlier declines significantly from the starting value (subject to issuer credit risk).

PRS-16

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

The Underlier

The SPDR® Gold Trust is an investment trust formed under New York law pursuant to a trust indenture and is sponsored by the World Gold Trust Services, LLC. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the SPDR® Gold Trust, and HSBC Bank plc is the custodian of the SPDR® Gold Trust. The objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the SPDR® Gold Trust’s expenses. Shares of the SPDR® Gold Trust represent units of fractional undivided beneficial interest in and ownership of the SPDR® Gold Trust. The SPDR® Gold Trust holds gold bars and from time to time, issues blocks of 100,000 share (called “baskets’) in exchange for deposits of gold and distributes gold in connection with redemptions of such baskets. Information provided to or filed with the SEC under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-267520 and 001-32356 and can be inspected through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of such publicly available information is incorporated by reference into this pricing supplement. The SPDR® Gold Trust is listed on the NYSE Arca, Inc. under the ticker symbol “GLD.”

This pricing supplement relates only to the notes offered hereby and does not relate to the underlier. We have derived all disclosures contained in this pricing supplement regarding the underlier from the publicly available documents described in the preceding paragraph, without independent investigation. In connection with the offering of the notes, neither we nor any agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlier. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the underlier in connection with the offer and sale of the notes. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlier have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlier could affect the value of, and any payments on, the notes.

We and/or our affiliates may presently or from time to time engage in business with the underlier. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the underlier, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlier. The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws.

Gold

The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

PRS-17

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

Historical Information

We obtained the closing prices of the Underlier in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing prices of the Underlier for the period from January 4, 2021 to May 28, 2026. The closing price on May 28, 2026 was $412.77. The historical performance of the Underlier should not be taken as an indication of its future performance during the term of the notes.

PRS-18

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

Summary of Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the securities, see the section entitled “Canadian Federal Income Tax Consequences” in the accompanying product supplement. Notwithstanding anything to the contrary in the accompanying product supplement, the Canadian tax consequences discussed in the accompanying product supplement do not take into account the proposed amendments to the “hybrid mismatch arrangement” rules in the Tax Act released for consultation on January 29, 2026.

PRS-19

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

United States Federal Income Tax Considerations

If you are a U.S. investor, please read the discussion under “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement. The discussion below applies to you only if you are an initial purchaser of the notes acquiring them at their issue price.

In the opinion of our counsel Davis Polk & Wardwell LLP, the notes should be treated as debt for U.S. federal income tax purposes. Based on current market conditions, we intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes. Under this treatment, if you are a U.S. investor you generally will be required to include interest in your taxable income annually, based on a “comparable yield” (as described in the accompanying product supplement), adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. Accordingly, you generally will recognize income with respect to the notes each year even though you will not receive any payment on the notes prior to maturity.

We have determined that the “comparable yield” for the notes is a rate of 4.740% per annum, compounded semi-annually. Based on this comparable yield, the “projected payment schedule” for the notes (assuming an issue price of $1,000) consists of a single projected payment of $1,205.804 due at maturity.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes) that will be deemed to have accrued with respect to the notes for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	INTEREST INCOME DEEMED TO ACCRUE DURING THE ACCRUAL PERIOD (PER NOTE)	TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM THE ORIGINAL ISSUE DATE (PER NOTE) AS OF THE END OF THE ACCRUAL PERIOD
From the issue date through November 30, 2026	$23.439	$23.439
December 1, 2026 through May 31, 2027	$24.258	$47.696
June 1, 2027 through November 30, 2027	$24.833	$72.529
December 1, 2027 through May 31, 2028	$25.421	$97.950
June 1, 2028 through November 30, 2028	$26.024	$123.974
December 1, 2028 through May 31, 2029	$26.640	$150.614
June 1, 2029 through November 30, 2029	$27.272	$177.886
December 1, 2029 through the maturity date	$27.918	$205.804

You are required to use our determination of the comparable yield and projected payment schedule in determining your interest accruals in respect of the notes, unless you timely disclose and justify the use of other estimates to the Internal Revenue Service (“IRS”).

The comparable yield and the projected payment schedule are relevant only for determining the interest accruals with respect to the notes for U.S. federal income tax purposes. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the notes.

You generally must treat any income realized on a taxable disposition of a note as ordinary interest income. Any loss realized on a taxable disposition of a note generally would be treated as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.

If you are a non-U.S. investor, please read the discussion in the accompanying product supplement under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. persons with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“Underlying Securities”), or indices that include Underlying Securities. Subject to certain exceptions, Section 871(m) generally applies to financial instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations.

PRS-20

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

Pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, the notes should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we and our agents, including WFS and WFA, will not be required to pay any additional amounts with respect to the amounts so withheld. If you are a non-U.S. investor, you should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-21

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due May 31, 2030

Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank of Montreal in conformity with the indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed, authenticated, issued and delivered, to the extent that validity of the notes is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Bank of Montreal, subject to the following limitations (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the trustees’ authorization, execution and delivery of the indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated March 25, 2025, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated March 25, 2025.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank of Montreal, when the notes offered by this pricing supplement have been issued by the Bank of Montreal pursuant to the indenture, the trustee has made the appropriate entries or notations to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Bank of Montreal, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law; or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel for the Bank of Montreal, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 25, 2025, which has been filed as an exhibit to Bank of Montreal’s report on Form 6-K filed with the SEC on March 25, 2025.

PRS-22